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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.2)*


                           PhotoChannel Networks Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    719316200
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------

CUSIP No.  719316200
           ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     LC Capital Master Fund, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,067,375

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,067,375

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,067,375

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.9%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

--------------------------------------------------------------------------------

CUSIP No.  719316200
           ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lampe, Conway & Co., LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,381,175

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,381,175

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,381,175

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.8%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, OO

--------------------------------------------------------------------------------

CUSIP No.  719316200
           ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Steven G. Lampe

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,381,175

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,381,175

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,381,175

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.8%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC, IN

--------------------------------------------------------------------------------

CUSIP No.  719316200
           ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard F. Conway

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,381,175

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,381,175

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,381,175

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.8%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC, IN

--------------------------------------------------------------------------------

CUSIP No.  719316200
           ---------

Item 1(a).  Name of Issuer:


            PhotoChannel Networks Inc.
            -------------------------------------------------------------------


      (b).  Address of Issuer's Principal Executive Offices:


            425 Carrall Street, Suite 590
            Vancouver, British Columbia V3B 6E3, Canada
            -------------------------------------------------------------------


Item 2(a).  Name of Person Filing:


            LC Capital Master Fund, Ltd.
            Lampe, Conway & Co., LLC
            Steven G. Lampe
            Richard F. Conway
             -------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:


                  LC Capital Master Fund, Ltd.
                  c/o Trident Fund Services (B.V.I.) Limited
                  P.O. Box 146
                  Waterfront Drive
                  Wickhams Cay
                  Road Town, Tortola
                  British Virgin Islands

                  Lampe, Conway & Co., LLC
                  Steven G. Lampe
                  Richard F. Conway
                  680 Fifth Avenue
                  Suite 1202
                  New York, New York  10019
            -------------------------------------------------------------------


      (c).  Citizenship:


            LC Capital Master Fund, Ltd. - Cayman Islands
            Lampe, Conway & Co., LLC - Delaware limited liability
            Steven G. Lampe - United States
            Richard F. Conway - United States
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:


            Common Stock, no par value per share
            -------------------------------------------------------------------


      (e).  CUSIP Number:


            719316200
            -------------------------------------------------------------------


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                LC Capital Master Fund, Ltd. -          3,067,375
                Lampe, Conway & Co., LLC -              3,381,175
                Steven G. Lampe -                       3,381,175
                Richard F. Conway -                     3,381,175
            -------------------------------------------------------------------

     (b)  Percent of class:

                LC Capital Master Fund, Ltd. -               8.9%
                Lampe, Conway & Co., LLC -                   9.8%
                Steven G. Lampe -                            9.8%
                Richard F. Conway -                          9.8%
            -------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote
                 Capital Master Fund, Ltd. -                    0
                 Lampe, Conway & Co., LLC -                     0
                 Steven G. Lampe -                              0
                 Richard F. Conway -                            0
                                                     --------------------,


          (ii)  Shared power to vote or to direct the vote
                LC Capital Master Fund, Ltd. -          3,067,375
                Lampe, Conway & Co., LLC -              3,381,175
                Steven G. Lampe -                       3,381,175
                Richard F. Conway -                     3,381,175
                                                     --------------------,


          (iii) Sole power to dispose or to direct the
                disposition of
                Capital Master Fund, Ltd. -                     0
                Lampe, Conway & Co., LLC -                      0
                Steven G. Lampe -                               0
                Richard F. Conway -                             0
                                                     --------------------,


          (iv)  Shared power to dispose or to direct the
                disposition of
                LC Capital Master Fund, Ltd. -          3,067,375
                Lampe, Conway & Co., LLC -              3,381,175
                Steven G. Lampe -                       3,381,175
                Richard F. Conway -                     3,381,175
                                                     --------------------.

Item 5.  Ownership of Five Percent or Less of a Class.


         Not Applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         Not Applicable
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


         Not Applicable
         -----------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.


         Not Applicable
         -----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.


         Not Applicable
         -----------------------------------------------------------------------

Item 10.  Certification.

     By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 27, 2009
                                                 LC Capital Master Fund, Ltd.

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Director

                                                  Lampe, Conway & Co., LLC*

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member

                                                  /s/ Steven G. Lampe*
                                                  ---------------------
                                                  Name: Steven G. Lampe

                                                  /s/ Richard F. Conway*
                                                  ---------------------
                                                  Name: Richard F. Conway

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                                                                      EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G amendment dated January 27, 2009 relating to the Common Stock of PhotoChannel Networks Inc. shall be filed on behalf of the undersigned.

Dated: January 27, 2009

                                                 LC Capital Master Fund, Ltd.

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Director

                                                  Lampe, Conway & Co., LLC*

                                                  By: /s/ Richard F. Conway
                                                      ---------------------
                                                      Name:  Richard F. Conway
                                                      Title: Managing Member

                                                  /s/ Steven G. Lampe*
                                                  ---------------------
                                                  Name: Steven G. Lampe

                                                  /s/ Richard F. Conway*
                                                  ---------------------
                                                  Name: Richard F. Conway

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.


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